Exhibit 10.5

Certain information has been redacted from Exhibit D and Exhibit F. The registrant has determined that this information is not material and is the type that the registrant treats as private or confidential.

VALUATION SERVICES AGREEMENT

This VALUATION SERVICES AGREEMENT (this “Agreement”), is made as of this 2nd day of June, 2022 (the “Effective Date”), by and between SitusAMC Real Estate Valuation Services, LLC (“SitusAMC”), and J.P. Morgan Real Estate Income Trust, Inc. (the “Company”). Capitalized terms used in this Agreement will have the meanings set forth in Exhibit A.

WHEREAS, the Company intends to initiate a program to raise capital in public and private offerings of its equity, including common stock, and use the proceeds to, among other things, acquire real properties (each a “Property” and collectively, “Properties”).

WHEREAS, the Company desires that SitusAMC provide certain property valuation, evaluation, oversight and review services, all as more particularly described herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties agree as follows:

1.

SERVICES. The Company hereby engages SitusAMC, and SitusAMC accepts such engagement, to perform the services (the “Services”) and provide the Deliverables described on Exhibit C and Exhibit E, as the same may be amended from time to time upon the parties’ prior written mutual agreement. All Deliverables shall be subject to the assumptions and limiting conditions set forth in Exhibit B.

2.

DEFINITION OF FAIR VALUE. For purposes of this Agreement, Fair Value shall be defined mean “The price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between participants at the measurement date.” (FASB Accounting Standards Codification®, Fair Value Measurement and Disclosures (Topic 820)). For purposes of estimating the fair value of loan receivables, the conclusions are based on Level 3 inputs, as defined within ASC Topic 820 (formerly FAS 157), as defined below:

(a)

Level 1 Inputs – Quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. A quoted price in an active market provides the most reliable evidence of fair value and shall be used to measure fair value whenever available.

(b)

Level 2 Inputs – Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. If the asset or liability has a specified (contractual) term, a Level 2 input must be observable for substantially the full term of the asset or liability.

(c)

Level 3 Inputs – Unobservable inputs for the asset or liability. Unobservable inputs shall be used to measure fair value to the extent that relevant observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date. However, the fair value measurement objective remains the same, that is, an exit price from the perspective of a market participant that holds the asset or owes the liability. Therefore, unobservable inputs shall reflect the reporting entity’s own assumptions about the assumptions that market participants would use in pricing the asset or liability (including assumptions about risk).

3.	DELIVERABLES.

(a)

Intended Use and Users. Subject to Section 3(c) below, SitusAMC will prepare the Deliverables for the sole use and benefit of the Company in connection with establishing whether the value is representative of the estimated Fair Value of the Property and may not be used or relied upon by any other person for any other purpose. Any third parties who obtain access to the Deliverables shall receive a copy subject to such non-reliance terms as set forth in Section 3(b) below.

(b)

Restrictions on Disclosures of Deliverables. Without SitusAMC’s prior written consent, Company may not publicly disclose the Deliverables. SitusAMC hereby grants its consent to Company providing the Deliverables to third parties provided that Company shall provide the Deliverable in the form in which it was received from SitusAMC without any modifications, supplements or deletions; and provided further that SitusAMC receives an agreement that contains acceptable non-reliance, confidentiality and indemnification provisions from such third party in a form satisfactory to SitusAMC. The foregoing restrictions contained in this subsection 3(b) do not prevent Company from disclosing the Deliverables (i) to its attorneys or auditors; (ii) in response to any subpoena, court order, or similar legal demand; or (iii) at the request of any stock exchange, self-regulatory organization, governmental agency, or regulatory body, on condition that Company notifies SitusAMC of its obligation to disclose the Deliverables prior to making the disclosure and uses commercially reasonable efforts to ensure that the recipient does not provide the Deliverables to any third party.

(c)

Use in Offering Materials and Public Filings. SitusAMC acknowledges and agrees that (i) its valuations will be used or incorporated into the Company’s Registration Statements and other periodic filings with the U.S. Securities and Exchange Commission (the “SEC”) and its valuations of the Properties will be provided to investors in the Company, (ii) SitusAMC will be named as an expert in the Company’s Registration Statement and other offering memoranda given the authority of SitusAMC as experts in property valuations and appraisals, (iii) SitusAMC will provide a consent in a form satisfactory to both parties to be filed as an exhibit to each Registration Statement filed by the Company, (iv) SitusAMC’s provision of the aforementioned consent is subject to the Company providing SitusAMC a commercially reasonable opportunity to review and consent to references to SitusAMC in any such regulatory filings, and (v) this Agreement may be filed with the SEC.

(d)

Proprietary Rights Notices. Company will not use the trademarks, service marks, trade name, domain name or other source identifiers of SitusAMC without the express written consent of SitusAMC. Company will not delete, alter, cover or distort any copyright, trademark or other proprietary rights notice placed by SitusAMC on or in the Services or Deliverables and will ensure that all notices are reproduced on all copies.

(e)

Analysis, etc. Company acknowledges that the Services will involve analysis, judgement, and other performance from time to time in a context where the participation of the Company or others is necessary, where answers often are not certain or verifiable in advance, and where facts and available information change with time. Accordingly, evaluation of the Services shall be based solely on their substantial conformance with any standards or specifications expressly set forth in this Agreement and any applicable amendment hereunder, and Applicable Laws, and applicable professional standards, and any claim of non-conformance (and applicability of such standards) must be clearly and convincingly shown. Company acknowledges that the Services will involve the participation and cooperation of management and others at Company. Unless SitusAMC and the Company agree otherwise in writing, SitusAMC shall have no responsibility to update any of its work after its completion.

4.	PAYMENT FOR SERVICES.

(a)	Fees. SitusAMC’s fees for the Services shall be as set forth on Exhibit D, as the same may be amended from time-to-time upon the parties’ prior written mutual agreement (the “Fees”).

(b)

Expenses. The Company shall reimburse SitusAMC for reasonable out-of-pocket expenses incurred in connection with SitusAMC’s preforming the Services (for example, travel expenses related to visiting the Company’s investments), provided the Company has given its prior consent to SitusAMC incurring such expenses. Personnel expenses, overhead, office expenses and similar expenses shall not be reimbursable expenses under this Agreement. Unless expressly set forth otherwise, expenses are NOT included in the Fees, but are in addition to those Fees.

(c)	Payment Terms. SitusAMC will invoice Company for Fees and reimbursable expenses on a quarterly basis. Company will pay all invoices within thirty (30) days following the date of invoice.

5.	COMPANY RESPONSIBILITIES.

(a)	Company Data.

(1)

Accuracy of Company Data. Company will provide SitusAMC with reasonable access to Company personnel and all Company Data, that is reasonably requested by SitusAMC in order to perform the Services. SitusAMC shall not, nor have any obligation to, independently verify the accuracy, completeness, quality, integrity, or legality of any Third Party Data; provided, however, that any Third Party Data used by or on behalf of SitusAMC (i) has been procured from reputable third parties using due care, (ii) is commercially available and (iii) is reasonably considered reliable by industry standards for all uses for which such Third Party Data is procured. SitusAMC will, for appraisals performed by SitusAMC, be responsible for verifying comparable data by reasonable means. Company provides notices to, and obtains any licenses or consents from, third parties as Company deems required by Applicable Law or third party rights in connection with the transfer, use and processing of Company Data, Third Party Data and Customer Information provided by the Company to SitusAMC for the provision of the Services. Company is responsible for the accuracy of factual information provided by the Company or its designee to SitusAMC with the intent it will be used as source documentation (including, without limitation, rent rolls and operating statements) utilized in the appraisals and reviews. Without limiting any other obligation under this Agreement, SitusAMC is responsible for validating the accuracy of the factual inputs incorporated within the appraisals against the Company provided source documentation.

(2)	Delivery of Company Data. Company shall deliver to SitusAMC any and all electronic data in file format(s) that are mutually agreed between the parties.

(b)

Material Events. If either party is, or becomes, aware of any event or information that could have a material impact on the Services to be provided under this Agreement, such party will promptly notify the other.

6.	INTELLECTUAL PROPERTY.

(a)

General. All right, title and interest in and to Pre-existing Intellectual Property are the exclusive property of SitusAMC. All right, title and interest in and to Developed Intellectual Property (including, without limitation, any Deliverable(s) or Report(s)), and all improvements, enhancements and modifications thereto, are the exclusive property of Company; further, all copyrightable aspects of the Developed Intellectual Property will be considered “works made for hire” (as that term is used in Section 101 of the U.S. Copyright Act, as amended). All rights in and to Pre-existing Intellectual Property and/or in and to Developed Intellectual Property not expressly granted under this Agreement are reserved by their respective owner. Without limiting either party’s rights hereunder, SitusAMC acknowledges and agrees that Company is not restricted from independently developing or using goods, products, materials or services that are similar or related to any Developed Intellectual Property, provided that Company acknowledges and agrees that this Agreement does not preclude or limit SitusAMC’s right or ability to provide services similar to the Services to other clients.

(b)

No Transfer. Nothing in this Agreement shall be construed as a transfer (i) of any Pre-existing Intellectual Property to Company, its affiliates, agents and/or employees, or (ii) of any Developed Intellectual Property (including, without limitation, any Deliverable(s) or Report(s)) to SitusAMC, its affiliates, agents, and/or employees. To the extent the ownership of any Developed Intellectual Property vests in SitusAMC, either now or at any time in the future, SitusAMC hereby and hereinafter assigns to Company all right, title, or interest it may have and/or acquire in all Developed Intellectual Property, irrevocably and without requirement of future consideration. Upon request of Company, SitusAMC agrees to take such reasonable further action(s), and shall cause its personnel to take such reasonable action(s), including the execution and delivery of instruments of conveyance, as SitusAMC deems reasonably appropriate to confirm, register, effectuate, perfect ownership in, and/or enforce SitusAMC’s rights in and to any Developed Intellectual Property.

(c)

Limited License. Subject to all of terms of this Agreement, to the extent that any Pre-existing Intellectual Property is included in any Deliverable, SitusAMC grants to Company a fully paid-up, royalty-free, perpetual, world-wide, assignable, sublicensable and revocable license to use the Pre-existing Intellectual Property as a part of the Deliverables and for the sole purpose of enabling the use of the Deliverables, and/or for the purpose of Company enjoying or exercising its rights in the Deliverable, in accordance with the terms and conditions this Agreement. Company shall not market, distribute, promote or otherwise commercialize any Pre-existing Intellectual Property. Notwithstanding the foregoing, the parties agree that the terms of this Section 6(c) shall not supersede or modify any terms of the Master Agreement between the parties dated August 15, 2018, that govern Company’s use of SitusAMC’s proprietary Valuation Management System (“VMS”).

(d)

Company Data. Notwithstanding anything to the contrary contained in this Agreement, all Company Data is, shall remain, and shall be deemed to be owned by Company. Subject at all times to the Confidentiality provisions of this Agreement, Company grants to SitusAMC and its Affiliates a limited, revocable, non-exclusive, non-transferable license to use Company Data (i) to provide the Services to Company, including the right to sublicense Company Data to SitusAMC’s Affiliates and other service providers exclusively for the provision of the Services, in all cases subject to terms of license no less restrictive that the license granted to SitusAMC herein; and (ii) for the purpose of conducting comparative analysis, statistical forecasts, behavioral studies, market analysis, product analyses, ensuring quality of performance, research and similar internal and commercial business purposes (collectively “Permitted Uses”), on condition that all such Permitted Uses (i) process only aggregated and anonymized information, and as such process no Customer Information or any discrete identifiable piece of Customer Information, nor use any data and/or derive any information about or linkable to any particular person(s); (ii) do not attribute any data, information, or materials to Company; (iii) are not used for any commercial or other solicitation or communication to Company’s customers; (iv) shall be subject to SitusAMC’s internal security controls, which shall, at a minimum, prevent the re-identification of de-identified data; and (v) aggregate Company Data with data from at least two (2) other SitusAMC clients that have also provided their data (consistent with NCREIF masking standards). All rights not expressly granted under this license are hereby reserved.

(e)

Publicity. SitusAMC will not: (a) use the name, trademark, logo or other identifying marks of Company in any sales, marketing or publicity activities or materials; or (b) issue any press release, interviews or other public statement regarding this Agreement or the parties’ relationship without the prior written consent of Company. Company may revoke its consent at any time and for any reason and SitusAMC will immediately cease use of the marks and will promptly remove all references to Company from all marketing and publicity materials.

(f)

Feedback. Company may provide feedback to SitusAMC regarding the Services, including without limitation, usability, bug reports and test results (collectively, “Feedback”). Company has no obligation to provide Feedback to SitusAMC. Except to the extent that Feedback includes Company Data and/or Developed Intellectual Property, all right, title and interest, including all Intellectual Property Rights, in the Feedback are the exclusive property of SitusAMC. Company conveys to SitusAMC any rights and interests in any Feedback it may have, create or provide pursuant to this Agreement. If this assignment is held to be invalid or unenforceable, Company grants to SitusAMC a perpetual, exclusive, transferable, royalty-free license to use Feedback for any and all purposes.

(g)

Company Branding. If the Deliverable(s) require the use of trademarks, service marks, logos and/or other distinctive brand features of any Company entity or its licensors, or any derivative thereof (collectively, “Company Branding”), then Company hereby grants SitusAMC a revocable, worldwide, non-exclusive, non-transferrable, limited right and license to reproduce, distribute and display the Company Branding solely as necessary to provide the Deliverable(s), and subject at all times to the terms and conditions of this Agreement and any Company standards or other usage guidelines provided by Company. Before SitusAMC’s first use of specific Company Branding permitted under the preceding sentence, SitusAMC must receive Company’s formal written approval.

7.	CONFIDENTIALITY.

(a)	Requirement of Confidentiality.

(1)

Each party will make available to the other party nonpublic information that at the time of disclosure is identified as, or would reasonably be understood by the receiving party to be, proprietary or confidential (“Confidential Information”). Confidential Information may be disclosed in oral, written, visual, electronic or other form. Information meeting the definition of Confidential Information that is disclosed by a party during the term of this Agreement (e.g., to assess the possibility of forming or modifying a business relationship (“Assessment”)) and that is not otherwise subject to a separate nondisclosure agreement between the parties will be considered Confidential Information, even if the information is unrelated to this Agreement or the Deliverables. With respect to Assessments, unless and until the parties execute a definitive agreement, neither will be legally obligated with respect to the possible business relationship.

(2)

“Company’s Confidential Information” includes Company’s: (i) business plans, strategies, forecasts, projects and analyses; (ii) financial information and fee structures; (iii) business processes, methods and models; (iv) employee, customer, dealer, business partner and SitusAMC information; (v) hardware and system designs, architectures, structure and protocols; (vi) product and service specifications; (vii) manufacturing, purchasing, logistics, sales and marketing information; (viii) Company Data; (ix) any communication from or on behalf of a Company Entity customer indicating a complaint with respect to SitusAMC’s services or other Deliverables, or any Company product or service; (x) the terms of this Agreement; and (xi) all Intellectual Property Rights in any of the foregoing.

(3)

“SitusAMCs Confidential Information” includes SitusAMC’s (i) business plans, strategist, forecasts, projects and analyses; (ii) financial information and fee structures; (iii) business processes, methods an models; (v) employee, customer, dealer, business partner and SitusAMC information; (v) hardware and system designs, architectures, structure and protocols, including without limitation those related to VMS; (vi) product and service specifications; (vii) the terms of this Agreement; (viii) SitusAMC’s Know-how; and (ix) all Intellectual Property Rights in any of the foregoing.

(4)

For clarity, and without limiting the definition of “Company Data” set forth in the Exhibit A to this Agreement, Company Data includes: (i) Personal Information; (ii) Highly Confidential Information; (iii) Confidential Information identified herein as Company Data or Highly Confidential Information; (iv) all other data and information about any Company Entity’s customers (current, former or prospective), or employees (current, former or prospective) or its customers’ customers (current, former or prospective) or employees (current, former or prospective) that SitusAMC obtains, creates, generates, collects or processes in connection with providing the Deliverables; and (v) any data of any individual or entity provided or obtained in connection with a product, service or program offered or sponsored by Company’s customer that, in the context of its relationship with Company under this Agreement, SitusAMC obtains, creates, generates, collects, processes or has access to; (vi) all data or information derived from the foregoing; and (vii) all Intellectual Property Rights in any of the foregoing. lf, in the context of its relationship with Company under this Agreement, SitusAMC obtains, creates, collects, or processes data of any individual or entity in connection with a product or service offered or sponsored by Company’s customer, that data will be deemed Company Data.

(5)

“Highly Confidential Information” means Confidential Information that is intended for a very limited group of individuals, and which if disclosed to unauthorized parties could compromise business secrets and could jeopardize important interests or actions of Company or its clients or result, directly or indirectly, with serious adverse financial, reputational or regulatory consequences and must include at least one of the following characteristics: (i) so long as it is material nonpublic information relating to: (A) strategic planning information prior to general or public disclosure; (B) information on mergers, acquisitions or divestitures; (C) initial public offering financial details; and (D) financial forecast or results (e.g., raw closing data analysis); (ii) Confidential Supervisory Information; (iii) Sensitive Personal Information; (iv) access codes, passwords and other authentication credentials (e.g., for voicemail or networks) and any form of security key (other than public keys); (v) information security-related incident details; and (vi) Developed Intellectual Property.

(6)

“Intellectual Property Rights” means title to and interest in intellectual and industrial property rights, including patents, mask work rights, rights in inventions (whether or not patentable or reduced to practice) and invention disclosures, copyrights, moral rights, trade secrets, trademarks, trade names, service marks, domain names, or other intellectual property or proprietary rights (including applications for, and registrations, extensions, renewals, and re-issuances of, the foregoing).

(7)

“Confidential Supervisory Information” means any non-public written or oral information: (i) Company provides to its regulators in connection with their examinations and other supervisory and enforcement activities; (ii) conveyed by such regulators to Company in the exercise of their examinations and other supervisory and enforcement activities; and (iii) any non-public confidential supervisory information (as described in applicable Law) of any governmental body having regulatory authority over any Company Entity.

(8)

“Sensitive Personal Information” includes (i) racial or ethnic origin; (ii) political opinions; (iii) religious or philosophical beliefs; (iv) membership in a trade union; (v) physical or mental health condition; (vi) sexual life; (vii) biometric data or genetic data;(vii) alleged criminal acts, ongoing criminal or administrative proceedings or the results of past proceedings; or (viii) other similar Personal Information.

(9)

As between Company and SitusAMC, each party will own its Confidential Information. If a party obtains any rights in any Confidential Information of the other party, that party hereby assigns those rights to the other party.

(10)

Each party hereby waives, and neither party will assert, any liens or other encumbrances it obtains on any Confidential Information of the other party, or withhold any of the other party’s Confidential Information as a means of resolving a dispute.

(b)	Obligations.

(1)

The receiving party will maintain Confidential Information in confidence, and except as otherwise expressly permitted under this Agreement or with the express prior written consent of the disclosing party, the receiving party will not disclose, transmit or otherwise disseminate in any manner any Confidential Information of the disclosing party to any third party. The receiving party will use the same care to avoid disclosure, transmission or dissemination of any Confidential Information received from the disclosing party as the receiving party uses with its own similar information (but in no event less than a reasonable degree of care). The receiving party will be liable for any unauthorized disclosure or use of Confidential Information by any of its employees, consultants, agents, subcontractors or advisors.

(2)

SitusAMC acknowledges that it is aware of, and covenants to comply with, Laws applicable to Confidential Supervisory Information generally and Laws applicable to particular Confidential Supervisory Information, including the prohibition on the dissemination of Confidential Supervisory Information (including prohibitions in the regulations of the Office of the Comptroller of the Currency and Federal Reserve).

(3)

SitusAMC will implement, maintain and test controls reasonably designed to ensure the security and integrity of systems on or through which Company Confidential Information is stored, accessed, processed or transmitted and cooperate with Company’s requests for assurances and evidence of the effectiveness of those controls. In addition to other obligations with respect to Company Data, SitusAMC will implement and maintain (and require any of its subcontractors, sub-processors, agents and affiliates that have, process, or otherwise have access to Company Data to maintain) appropriate administrative, technical, physical, logical, and organizational safeguards designed to: (i) ensure the security and confidentiality of Company Data; (ii) protect against anticipated threats or hazards to the security or integrity of Company Data; (iii) protect against unauthorized or unlawful access to or use of Company Data and against accidental loss or destruction of, or damage to, Company Data; and (iv) ensure that Company Data and any associated hardware, system, or software are housed in physically secure premises with adequate fire protection and facility access controls.

(4)

Company may disclose SitusAMC’s Confidential Information to any Affiliates, contractors, consultants, Auditors, agents and other third parties (where the other third parties have a need to know) and the third parties are obligated to maintain the confidentiality of SitusAMC’s Confidential Information upon terms similar to those contained in this Agreement or as may be necessary by reason of legal, accounting or regulatory requirement.

(5)

Except to the extent otherwise expressly authorized under this Agreement, SitusAMC will not disclose any Personal Information it receives, has access to or processes in connection with this Agreement outside of the countries set forth in this Agreement or otherwise agreed in writing by Company.

(6)	Except to the extent otherwise expressly authorized under this Agreement will not commingle Company’s Confidential Information with the confidential information of any other person or entity.

(c)	Limitations on Use of Company Confidential Information.

(1)

Company hereby grants SitusAMC a non-exclusive, non-perpetual, revocable, non-sublicensable, limited right to use the Company Data and other Company Confidential Information solely for Company’s benefit to provide Deliverables to Company and as otherwise permitted by this Agreement. Company reserves all other rights in the Company Data and other Company Confidential Information.

(2)

SitusAMC will disclose Company’s Confidential Information only to SitusAMC Personnel solely for the purpose of providing Deliverables to Company and only to those who are obligated to maintain the confidentiality of Company’s Confidential Information upon confidentiality and use limitation terms no less onerous than those contained in this Agreement.

(3)

SitusAMC will not attempt to (i) identify or re-identify any person or entity whose information may be included in any de-identified or aggregated information or data that it receives in connection with this Agreement, or (ii) decrypt or unmask any encrypted or masked information or data that SitusAMC receives in connection with this Agreement.

(4)

Except to the extent otherwise expressly authorized under this Agreement, SitusAMC will not (i) use or reference any Company Data, or any aggregate date or performance data derived from Company’s Confidential Information or the Deliverables, for any purpose that is not expressly authorized under this Agreement; or (ii) use Company Data to contact any person, and in no event will any such contact involve marketing or solicitation of products or services.

(5)	All limitations and restrictions in this Section 7(c) apply during the term of this Agreement and after each such term.

(6)

If any applicable Law requires SitusAMC to use or reference Company Confidential Information in any manner in violation of this Section 7(c), Section 7(d)(2) will apply if such use or reference is deemed to be a disclosure.

(d)	Exceptions to Confidential Treatment.

(1)

The obligations set forth in Section 7(b) do not apply to any Confidential Information that the receiving party can demonstrate: (i) the receiving party possessed prior to disclosure by the disclosing party, without an obligation of confidentiality; (ii) becomes publicly available without breach of this Agreement by the receiving party (other than a Security Breach); (iii) is or was independently developed by the receiving party without the use of any Confidential Information of the disclosing party; or (iv) is or was received by the receiving party from a third party that does not have an obligation of confidentiality to the disclosing party or its Affiliates; provided, however, that the foregoing exclusions to confidential treatment do not apply to Personal Information or customer complaints, nor do they apply to the restrictions on use of Company Confidential Information beyond the purposes expressly set forth in this Agreement. Either party may disclose the terms of this Agreement to potential parties to acquisition, divestiture or similar transactions to facilitate due diligence and closing of the transaction, provided that any such potential party is subject to written non-disclosure obligations and limitation on use only for the prospective or closed transaction, each party to that transaction using commercially reasonable efforts to limit the extent to the disclosure.

(2)

If the receiving party is required or requested to disclose any Confidential Information of the disclosing party in connection with any legal or regulatory request or proceeding, the receiving party will, if lawfully permitted to do so, notify the disclosing party within a reasonable time prior to disclosure to allow the disclosing party a reasonable opportunity to seek protective measures prior to disclosure or waive compliance with the terms of this Agreement. If these protective measures are not obtained, or the disclosing party waives compliance with the terms of this Agreement, the receiving party may disclose only that portion of that Confidential Information that it is, according to the opinion of counsel, required or requested to disclose and will exercise all reasonable efforts to obtain assurance that confidential treatment will be accorded to that Confidential Information. However, nothing contained in this Agreement will restrict Company’s ability to disclose SitusAMC’s Confidential Information to regulatory or governmental bodies asserting jurisdiction over any Company Entity.

(e)

Return or Destruction. SitusAMC will return or destroy any of Company’s Confidential Information in SitusAMC’s possession or under SitusAMC’s control, as soon as possible after the earlier of: (a) Company’s request, or (b) the later date SitusAMC no longer requires that Confidential Information to perform its obligations to Company or SitusAMC’s document retention policy dictates. SitusAMC will provide Company with a certificate, signed by an officer of SitusAMC, certifying that all of that Confidential Information has been destroyed or returned to Company or its designee (e.g., Company’s escrow agent), and identifying copies of information retained (i) for purposes of defending any claim related to this Agreement, or (ii) to comply with legal, professional standards, compliance, and/or automated backup archiving practices. Company is entitled to withhold payment of any and all amounts due to SitusAMC so long as SitusAMC fails to comply with this Section 7(e) or any other provisions of this Agreement or the Schedule with respect to destruction or return of Confidential Information (collectively and individually, “SitusAMC’s Purge Obligations”). The limitations of liability and disclaimers in this Agreement will not apply to any breach of SitusAMC’s Purge Obligations. With respect to any Company Data that has been anonymized and aggregated with data of other SitusAMC clients pursuant to Section 6(d) of this Agreement, and which cannot be re-identified as Company Data without substantial efforts and undue burden, SitusAMC shall not be required to return and/or destroy such anonymized and aggregated data upon Company’s request under Section 7(a), and shall instead destroy such data as required by SitusAMC’s document retention policy; any revocation of the Permitted Use shall apply solely in respect of such anonymized and aggregated data on a go forward basis.

(f)	[Omitted]

8.	CUSTOMER INFORMATION.

(a)

General. SitusAMC acknowledges that in connection with its performance under this Agreement, it may require access to and/or the receipt of certain Customer Information. SitusAMC agrees to comply with the requirements of the applicable Data Protection Law. To the extent applicable, SitusAMC will process Customer Information solely in the capacity of a “data processor” or “service provider,” as such terms are defined under Data Protection Law.

SitusAMC will process Customer Information solely on behalf of Company, and will not (a) retain, use, or disclose Customer Information for any purpose other than for the specific purpose of performing the Services, (b) retain, use, or disclose Customer Information outside of the direct business relationship with Company; (c) sell Customer Information for monetary or other valuable consideration; in each case except as may be otherwise permitted by this Agreement or applicable Data Protection Law. By executing this Agreement, SitusAMC certifies that it understands the restrictions of this Section 8(a) and will comply with them.

(b)

Confidentiality of Customer Information. In addition to and without prejudice to its obligations under Section 7 (Confidentiality), SitusAMC acknowledges that any disclosure or use of Customer Information shall only be made as permitted under Section 7 (Confidentiality), and in all cases in strict compliance with all federal, state, and local laws and regulations and agrees to take all commercially reasonable steps necessary to safeguard and prevent the unauthorized access to and disclosure of Customer Information to any third party.

(c)

Use and Disclosure of Customer Information. In addition to and without prejudice to its obligations under Section 7 (Confidentiality), SitusAMC, on behalf of itself, its independent contractors, its consultants, and its agents, its employees, its officers, its directors, and its affiliates, hereby agrees that Customer Information will not be disclosed or made available to any third party for any reason whatsoever, other than for the limited purposes of performance of this Agreement, or as required by law, provided that (i) prior to any disclosure of Customer Information as required by law SitusAMC shall notify Company of all, if any, actual or threatened legal compulsion of disclosure, and any actual legal obligation of disclosure immediately upon becoming so obligated, and (ii) cooperate with Company’s reasonable, lawful efforts to resist, limit or delay disclosure.

(d)

Unauthorized Disclosure of Use. In addition to and without prejudice to its obligations under Section 7 (Confidentiality), SitusAMC agrees to notify Company promptly if it becomes aware of any copying, alteration, destruction, use, or disclosure of Customer Information that is inconsistent with this Agreement. SitusAMC also agrees to notify Company promptly in the event of any material service disruption to SitusAMC’s operations, any security breach to SitusAMC’s information systems or operations (including unauthorized access to Customer Information under any circumstances), or any other material risk to Company’s Customer Information.

(e)

Return of Information. In addition to and without prejudice to its obligations under Section 7 (Confidentiality), SitusAMC agrees to promptly return all Customer Information to Company at Company’s request, provided that SitusAMC’s Recipient may retain one or more copies of the Confidential Information for the purpose of defending any claim related to this Agreement and in accordance with its Data Retention Policy, on condition that any retained Customer Information will remain subject to the obligations and restrictions set forth in this Section 9.

9.	REPRESENTATIONS, WARRANTIES AND DISCLAIMER.

(a)

Mutual Representations and Warranties. SitusAMC and Company each represents and warrants to the other that: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation and has the power and authority to enter into and perform its obligations under this Agreement; (b) it is authorized to execute and deliver this Agreement and to perform its obligations under this Agreement and the person executing this Agreement on behalf of the party is authorized to do so; and (c) this Agreement is legally binding upon it, is enforceable in accordance with its terms and does not conflict with any agreement to which it is a party nor violate any material law or regulation of any governmental body having jurisdiction over it.

(b)

Company’s Representations and Warranties. Company represents and warrants to SitusAMC that (a) it is the owner or licensee of Company Data and that it has the right to provide and license Company Data to SitusAMC; and (b) it will comply with all Applicable Laws that govern the use of any Deliverable.

(c)

Computer Systems. If SitusAMC or any of its employees has been or is required to access Company’s computer systems or if Company has been or is required to access SitusAMC’s computer systems in order to perform Services hereunder, each party agrees that it will (a) use only the log-in identification assigned by Company or SitusAMC, (b) correctly and completely log-off the system immediately upon completion of each session of Services, (c) not allow any other person to use the assigned log-in identification or improperly access Company’s or SitusAMC’s systems, (d) keep the assigned log-in identification and all other information enabling such access strictly confidential, (e) not access any Company or SitusAMC systems or data other than that which is specifically authorized, (f) will not copy, duplicate or replicate systems, screen shots, logic and/or configurations or any other aspect of the computer systems and (g) not intentionally spread viruses or other malicious computer code to Company’s or SitusAMC’s computer systems.

(d)

SitusAMC’s Representations and Warranties. SitusAMC represents and warrants to Company that (i) it will comply with all Applicable Laws in providing the Services; (ii) it has obtained and will maintain any and all necessary approvals, orders, consents, authorizations, certificates, licenses, permits, or validations of, or exemptions or other actions by, or recordings or registrations with any federal, state and local governmental or regulatory or supervisory authority, or any self-regulatory organization (each, a “Governmental Entity”) having jurisdiction over it that is or will be necessary in connection with the execution and delivery of this Agreement, or its performance of or compliance with the terms and conditions of this Agreement; and (iii) there are no suits, actions, proceedings pending, or to the knowledge of SitusAMC, threatened against SitusAMC, which could reasonably be expected to have a material adverse effect on the ability of SitusAMC to comply with the terms of this Agreement.

10.	INDEMNIFICATION.

(a)

Indemnification by Company. Company agrees to indemnify, defend, and hold harmless SitusAMC, its Affiliates and their respective Representatives and their successors and permitted assignees from and against any and all third-party claims, demands and assessments, judgments, liabilities, losses, costs, damages or expenses (including interest, penalties and reasonable attorneys’ fees, expenses and disbursements in connection with any action, suit or proceeding and including any such reasonable attorneys’ fees, expenses and disbursements incurred in enforcing any right of indemnification against the other party) (collectively, “Damages”) that are the result of or related to (i) the Services or any Deliverables, or any action taken in connection with the Services or Deliverables, (ii) any inaccurate, misleading or otherwise deficient data provided to SitusAMC directly by Company (iii) Company’s breach of any representations and warranties set forth in this Agreement, and (iv) the willful misconduct, fraud or gross negligence of Company. Notwithstanding the foregoing, Company shall not be liable in respect of any Damages that a court of competent jurisdiction shall have determined by final non-appealable judgment resulted solely from the gross negligence, fraud or willful misconduct of SitusAMC.

(b)

Indemnification by SitusAMC. SitusAMC agrees to indemnify, defend, and hold harmless Company, its Affiliates and their respective Representatives and their successors and permitted assignees from and against any and all Damages that are the result of or related to (i) SitusAMC’s breach of any representations, warranties and/or covenants in Sections 6(e) (provided that the breach of Section 6(e) violates SitusAMC’s covenants concerning use of the name, trademark, logo or other identifying marks of Company, and/or the issuance of any press release, interviews or other public statement), 9, 12(a), and 13(c) of this Agreement, and (ii) the willful misconduct, fraud or gross negligence of SitusAMC. Notwithstanding the foregoing, SitusAMC shall not be liable in respect of any Damages that a court of competent jurisdiction shall have determined by final non-appealable judgment resulted solely from the gross negligence, fraud or willful misconduct of Company.

(c)

Indemnification Procedures. In order to obtain the benefit of any indemnification under this Agreement, the party seeking indemnification (the “Indemnitee”) will give the indemnifying party (the “Indemnitor”) prompt written notice of, and reasonable assistance in defending, any Claim subject to indemnification; provided, however, that failure to so notify Indemnitor will not relieve Indemnitor from any liability that Indemnitor may have on account of this indemnity or otherwise, except to the extent Indemnitor is materially prejudiced by such failure. Indemnitor will have sole control of the defense and settlement of the Claim, on condition that the Indemnitor will not have the right to settle, compromise, consent to entry of any judgment in or otherwise seek to terminate any Claim without the prior written consent of Indemnitee, which consent will not to be unreasonably withheld or delayed, unless the proposed resolution includes a release of Indemnitee and does not include any obligations on the part of Indemnitee to pay money or to take or refrain from taking any action.

11.	LIMITATIONS OF LIABILITY.

(a)

No Liability for Errors in Judgment. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT WILL SITUSAMC, ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES BE LIABLE FOR ANY ACT OR OMISSION MADE IN GOOD FAITH IN THE COURSE OF PROVIDING THE SERVICES AND DELIVERABLES OR FOR ERRORS IN JUDGMENT; provided, however, that this subsection will not relieve SitusAMC from any liability that would otherwise be imposed by reason of the bad faith, gross negligence or willful misconduct of SitusAMC.

(b)

No Investment Advice. Company understands and agrees that in providing the Services, SitusAMC is not advising Company concerning the suitability of any particular asset or security or advising the Company or its Representatives concerning the suitability of any particular Property, asset, portfolio, investment strategy or other matter and that no mention of a particular Property, asset portfolio, transaction, or any investment vehicle (collectively, an “Investment”) constitutes a recommendation to buy, sell, or hold any such Investment, nor is SitusAMC offering to invest in, buy, sell or hold any asset or security. Company shall consult with its own legal, regulatory, tax, accounting and other advisors concerning all matters and advice rendered by SitusAMC to Company. THE VALUE ASSIGNED TO THE INVESTMENTS OWNED BY THE COMPANY BY SITUSAMC MAY BE BASED UPON DATA OBTAINED FROM THIRD PARTIES. SITUSAMC WILL IN ALL CASES PROCURE SUCH THIRD PARTY DATA IN ACCORDANCE WITH SECTION 5(a)(1) HEREOF. ALTHOUGH, PURSUANT TO SECTION 5(a)(1), ALL SUCH THIRD PARTY DATA WILL REASONABLY BE BELIEVED BY SITUSAMC TO BE RELIABLE UNDER INDUSTRY STANDARDS FOR THE USES FOR WHICH IT IS PROCURED, IT HAS NOT BEEN INDEPENDENTLY VERIFIED BY ANYONE AT OR AFFILIATED WITH SITUSAMC. ACCORDINGLY, PROSPECTUSES INFORM POTENTIAL INVESTORS THAT TO THE EXTENT VALUATIONS RELY ON THIRD PARTY DATA, COMPANY’S INDEPENDENT VALUATION ADVISOR DOES NOT UNDERTAKE ANY DUTY OR RESPONSIBILITY TO INDEPENDENTLY VERIFY ITS ACCURACY OR COMPLETENESS. THE VALUE ASSIGNED TO THE COMPANY’S INVESTMENTS SHOULD NOT BE THE SOLE BASIS ON WHICH TO MAKE AN INVESTMENT DECISION. SITUSAMC WILL NOT BE INVOLVED IN THE DAY TO DAY OPERATIONS OF THE COMPANY OR THE ADVISER OF THE COMPANY AND DOES NOT GUARANTEE THE PERFORMANCE OF THE INVESTMENTS.

(c)

No Participation in Legal Proceedings. SitusAMC will not be required to give testimony as a witness or appear in any capacity in any legal or administrative hearing or procedure relating to the Services and/or Deliverables and will not have any continued service responsibility unless reasonably compensated in advance by Company or compensated in advance in accordance with SitusAMC’s fee schedule then in effect.

(d)

Exclusion of Damages. IN NO EVENT WILL EITHER PARTY, ITS AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES BE LIABLE FOR INDIRECT, CONSEQUENTIAL, SPECIAL, INCIDENTAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING WITHOUT LIMITATION, LOSS OR DAMAGE TO DATA, LOSS OF REVENUE OR PROFITS, COST TO PROCURE SUBSTITUTE GOODS OR SERVICES OR BUSINESS INTERRUPTIONS) REGARDLESS OF THE FORM OF THE CAUSE OF ACTION, WHETHER IN CONTRACT, STATUTE, TORT, INCLUDING, BUT NOT LIMITED TO, NEGLIGENCE, OR UNAUTHORIZED PHYSICAL OR NON-PHYSICAL ACCESS, SUCH AS HACKING OR OTHERWISE WHETHER OR NOT FORESEEABLE AND WHETHER OR NOT A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF THE DAMAGES.

(e)

Cap on Direct Damages. THE TOTAL LIABILITY OF SITUSAMC, ITS AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES ARISING OUT OF OR RELATING TO THIS AGREEMENT WILL NOT EXCEED THE FEES PAID BY COMPANY PURSUANT TO THIS AGREEMENT (EXCLUSIVE OF REIMBURSED EXPENSES) IN THE TWELVE (12) MONTHS PRECEDING THE DATE OF THE CLAIM. Notwithstanding the foregoing, the limitations of liability set forth above in this Section 11(e) will not apply to Damages in connection with (a) death, personal injury or property damage caused by either party; (b) the fraud, gross negligence or the willful or reckless misconduct of a party; (c) SitusAMC’s breach of the confidentiality provisions of this Agreement; (d) SitusAMC’s breach of the privacy provisions of this Agreement and/or provisions relating to Company Data and/or Customer Information; or (e) SitusAMC’s indemnification obligations under this Agreement. WITH RESPECT TO DAMAGES FOR BREACH OF SUBSECTIONS (c) AND (d) OF THIS SECTION 11(e), IN NO EVENT SHALL SITUSAMC’S AGGREGATE LIABILITY

ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER IN CONTRACT, TORT, OR UNDER ANY THEORY OF LIABILITY EXCEED THE GREATER OF NINE MILLION DOLLARS ($9,000,000) OR TWO TIMES (2XS) THE AMOUNTS ACTUALLY PAID BY AND DUE FROM COMPANY HEREUNDER IN THE TWELVE (12) MONTHS PRECEDING THE INCIDENT GIVING RISE TO LIABILITY.

(f)	[Intentionally omitted]

(g)

Time Limit on Claims. NO ACTION ARISING FROM OR RELATING TO THIS AGREEMENT MAY BE BROUGHT BY A PARTY MORE THAN ONE (1) YEAR AFTER THE EVENT GIVING RISE TO THE ACTION OCCURRED OR THE DATE THAT THE CLAIMANT DISCOVERED, OR IN THE EXERCISE OF REASONABLE DUE DILIGENCE SHOULD HAVE DISCOVERED, THE FACTS OR CIRCUMSTANCES THAT GIVE RISE TO SUCH CLAIM.

12.	INSURANCE.

(a)

Required Coverages. During the Term of this Agreement, SitusAMC will procure, maintain and evidence, at its own expense, the following required insurance of the following kinds and limits, with companies carrying a minimum A.M. Best Financial Strength Rating of A-VIII (Excellent, with a policyholder surplus of $100,000,000 to $250,000,000) or who are otherwise acceptable to Company, and permitted to insure risks in each jurisdiction where a claim or claims might arise. SitusAMC may carry, at its own expense, additional insurance as it deems necessary.

(1)

If SitusAMC will be performing or providing Deliverables within the U.S., Statutory Workers’ Compensation. If SitusAMC will be performing or providing Deliverables outside the U.S., compulsory social scheme or equivalent insurance policy, in accordance with applicable Law. In addition, Employer’s Liability Insurance with limits of not be less than $1,000,000 for any accident and including a waiver of subrogation against “J.P. Morgan Real Estate Income Trust, Inc. and its advisers, subsidiaries, agents, officers, directors and employees as their interest may appear.” If the SitusAMC is a sole proprietor and qualifies for exemption, SitusAMC will provide to Company evidence of exemption in the form of a certificate of exemption, affidavit of exemption or its equivalent received from the state’s workers compensation agency. The required limit of liability may be satisfied through a combination of primary Employer’s Liability and Umbrella Liability insurance.

(2)

If SitusAMC will be performing or providing Deliverables within the U.S., Commercial General Liability Insurance written on ISO occurrence form CG 00 01 (or a substitute form providing equivalent coverage). If SitusAMC will be performing or providing Deliverables outside the U.S., Public Liability Insurance or equivalent insurance policy. The Commercial General Liability Insurance or Public Liability Insurance will cover claims related to or arising from the Deliverables, the performance and provision of the Deliverables and everything incidental thereto, with limits of not less than $2,000,000 per occurrence, or in whatever higher amounts as mutually agreed, in writing, by the parties, and extended to cover:

i.	Contractual Liability, with defense provided in addition to policy limits for indemnitees of the named insured;

ii.	If any of the Deliverables are subcontracted, Independent Contractors Liability providing coverage in connection with the portion of the Deliverables which may be subcontracted;

iii.	Broad Form Property Damage Liability;

iv.	Products and Completed Operations;

v.	Personal and Advertising Injury Liability; and

vi.	Hired and Non-Ownership Automobile Liability, if not covered under Automobile Liability Insurance.

If Deliverables are conducted within the U.S., the policy will include: (i) a waiver of subrogation against all parties names as additional insureds, (ii) a severability of interest provision and (iii) “J.P. Morgan Real Estate Income Trust, Inc., and any and all advisers, subsidiaries, directors, officers, employees, and agents as their interests may appear” as additional insured. If Deliverables are conducted outside of the U.S., the policy will include an indemnity to principals clause. The liability insurance required under this subsection (b) will be raised to not less than $5,000,000 per occurrence if SitusAMC’s provisions of the Deliverables, in the ordinary course, involves hazardous trades (e.g., mechanical, electrical, plumbing or construction services or trades requiring the use of heavy machinery). The required limit of liability may be satisfied through a combination of primary Commercial General Liability or Public Liability and Umbrella Liability insurance.

(3)

If automobiles or other vehicles are used in connection with the performance or provision of the Deliverables, Automobile Liability Insurance written on ISO occurrence form CA 00 01 (or a substitute form providing equivalent coverage) for any auto, including owned, hired, an non-owned automobiles and other vehicles, which bodily injury and property damage limits of not less than $2,000,000 each accident limit. If the Deliverables are conducted within the U.S., the policy will include “J.P. Morgan Real Estate Income Trust, Inc., and any and all advisers, subsidiaries, directors, officers, employees, and agents as their interests may appear” as additional insured and a waiver of subrogation against all parties named as additional insureds. The Automobile Liability Insurance required under this subsection (c) will be raised to not less than $5,000,000 each accident limit if SitusAMC’s performance or provision of the Deliverables, in the ordinary course, involves hazardous trades (e.g., mechanical, electrical, plumbing or construction services or trades requiring the use of heavy machinery). The required limit of liability may be satisfied through a combination or primary Automobile Liability and Umbrella Liability insurance.

(4)

If SitusAMC transports the property of Company or Company’s customer, All Risk Motor Truck Cargo Insurance or All Risk Transit and Premises Insurance with limits of not less than the replacement cost value, including reconstruction coverage in an amount of not less than $250,000, with no per item limit, covering property of Company or Company’s customers while on the premises of, in transit with or otherwise in the possession of SitusAMC Personnel. This policy will name Company as loss payee.

(5)

If SitusAMC will be performing or providing Deliverables on Company premises, have access to Company tangible property pr have control of or access to Company Systems, accounts, money, or securities, Commercial Blanket Bond or an equivalent insurance policy covering all SitusAMC Personnel with a limit of not less than &10,000,000 per loss and including coverage for property of others in possession of SitusAMC Personnel. This policy will name Company as loss payee.

(6)

If SitusAMC holds, stores, stages, works upon or in any manner possesses personal property that is owned, held, or leased by, or the responsibility of Company or any of its customers, All Risk property damage insurance or Special Causes of Loss Form property insurance including coverage for loss caused by fire, flood, sprinkler leakage, windstorm, or earthquake in an amount equal to the replacement cost of that property. Flood insurance will be required only to the extent that the property is within an area designated as having special flood hazards pursuant to the National Flood Insurance Act of 1968 or the Flood Disaster Protection Act of 1973 (42 U.S.C. 400I-4128) or any amendments or supplements thereto or substitutions therefore (collectively, the “National Flood Insurance Program”). The insurance carried in accordance with this subsection (f) will contain an endorsement that provides that Company will be named as a loss payee relative to any loss or damage to the property described in this subsection (f), and Company’s interest in any claim under SitusAMC’s insurance will be primary to and non-contributing with any interest of SitusAMC or any other party included under SitusAMC’s insurance.

(7)

If SitusAMC provides content, Media Errors & Omissions (or Media Liability) insurance, including coverage for loss or disclosure of electronic data, media and content rights infringement and liability, with limits of not less than $10,000,000 per occurrence.

(8)

If SitusAMC has, controls or otherwise has access to Confidential Information, Privacy and Network Security (sometimes otherwise known as Cyber Liability) coverage which includes providing protection against liability for (i) system attacks, (ii) denial or loss of service attacks, (iii) spread of malicious software code, (iv) unauthorized access and use of computer systems, (v) crisis management and customer notification expenses, (vi) privacy regulatory defense and penalties, and (vii) liability arising from the loss or disclosure of confidential data, with coverage limits of not less than $5,000,000 policy aggregate limit with 1st Excess Cyber Liability coverage of $5,000,000 each claim and $5,000,000 policy aggregate limit, 2nd Excess Cyber Liability coverage of $10,000,000 policy aggregate limit. This policy will include “ J.P. Morgan Real Estate Income Trust, Inc., and any and all advisers, subsidiaries, directors, officers, employees, and agents as their interests may appear” as an additional insured under third party liability sections which must include the Media content and the Security and Privacy Liability insurance agreement. This policy will not include “cross-liability” or “insured vs insured” exclusion provisions, or other similar provisions that would bar, restrict, or preclude coverages for claims by Company.

(9)

Professional Liability/Errors and Omissions Liability Insurance in the amount of not less than $10,000,000 maximum aggregate – aggregate limit covering loss arising from claims alleging wrongful acts including errors or omissions committed by SitusAMC, its employees, or agents in the provision of or failure to render professional services. If the policy is written on a claims-made basis, the coverage must remain in force for a period of at least two years following the provision or performance of the Deliverables.

(10)

Each policy of insurance set forth in items (6) and (7) above: (w) if it provides coverage for claims of liability or indemnity by SitusAMC, the contract of insurance will take precedence, and no provision of this Agreement will be construed to relieve an insurer of any obligation to pay claims to SitusAMC which would otherwise be a covered claim in the absence of any provision of this Agreement; (x) it will contain severability for the insured organization for any intentional act exclusions; (y) may apply on a claims-made basis, provided the policy is maintained for a period of two years after Acceptance of the Deliverables; and (z) will cover consequential or vicarious liabilities (e.g., claims brought against Company due to the wrongful acts and omissions of SitusAMC or SitusAMC Personnel) and direct losses (e.g., claims made by Company against SitusAMC for financial loss due to SitusAMC’s wrongful acts or omissions).

(b)

Certificates of Insurance. Upon Company’s request, SitusAMC will provide certificates of insurance certifying compliance with Section 12(a). Certificates of insurance will include a copy of the insurance policy endorsements or policy provisions providing the following: (a) Company has been included as an additional insured where required; (b) subrogation is waived where required; (c) SitusAMC’s insurance is primary, and all insurance maintained by any Company Entity is excess and secondary and will not contribute with SitusAMC’s insurance; and (d) no insurance will be canceled or substantially changed without 30 days’ prior notice to Company. SitusAMC will, on request, permit Company to examine original insurance policies and certificates.

(c)

SitusAMC Liability and Obligations. This Section 12 is not intended to and will not limit, qualify, or expand the liabilities and obligations assumed by either party under the Agreement. Failure of either party to demand a certificate or other evidence of insurance or full compliance with these insurance requirements or failure of either party to identify a deficiency from evidence that is provided will not be construed as a waiver of such party’s obligation to maintain that insurance.

(d)

Additional Insured Status. With respect to additional insured endorsements, coverage will be no less broad than: (a) the coverage afforded to the named insured under the policy with respect to the Deliverables; or (b) the coverage afforded by Insurance Services Office Endorsement entitled (“Additional Insured – Designated Person or Organization”). Additional insured status for each Company Entity and any of its directors, officers, agents, employees or any other party required to be named as additional insureds under this Agreement will extend to the full limits of liability maintained by the SitusAMC even if those limits of liability are in excess of those required by the Agreement.

(e)

SitusAMC Insurance Primary. Subject to section 12(c), SitusAMC’s insurance will be primary and all insurance carried by any Company Entity is strictly excess and secondary and will not contribute with SitusAMC’s insurance for claims arising out of SitusAMC’s obligations in this Agreement.

(f)

Subcontractor Insurance. In the event that Deliverables are performed or provided by subcontractors, SitusAMC will arrange to have the subcontractors furnish to SitusAMC evidence of insurance, subject to terms and conditions determined adequate to satisfy SitusAMC, at least two weeks prior to commencing with the performance or provision of the Deliverables; provided, however, that SitusAMC’s determination of adequacy in no way relieves it of its obligation to maintain insurance or from any other liability. For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement, any third party appraisers engaged to perform independent appraisals of the Properties shall not be deemed subcontractors of SitusAMC.

13.	TERM AND TERMINATION.

(a)	Term. This Agreement starts on the Effective Date and will remain in effect until as specified in Exhibit D attached (the “Term”).

(b)

Termination. Either party may terminate this Agreement immediately upon written notice if the other party (i) materially breaches this Agreement, and fails to cure the breach within ten (10) days after receiving written notice to do so; or (ii) becomes the subject of a petition in bankruptcy or any other proceeding relating to insolvency, receivership, liquidation or assignment for the benefit of creditors.

(c)	OBLIGATIONS UPON TERMINATION.

(1)

Payment of Fees. If the Agreement is terminated by either party pursuant to subsection 13(b) of this Agreement, SitusAMC will refund to Company any prepaid Fees for the Services that were to be provided after the date of termination of the Agreement. For clarity, termination of this Agreement for any reason will not relieve Company of its obligation to pay any Fees accrued or due and payable prior to the date of termination.

(2)

Use of Deliverables. Following termination of this Agreement for any reason except termination by SitusAMC pursuant to subsection 13(b) of this Agreement, Company may continue to use the Deliverables, subject to the terms and conditions of this Agreement. If SitusAMC terminates this Agreement pursuant to subsection 13(b) of this Agreement, the license to use the Deliverables granted to Company in subsection 6(c) of this Agreement will terminate as of the effective date of termination of this Agreement, and Company will have no right to continue using any Deliverable produced under the Agreement.

14.	TAXES.

(a)	Property and Income Taxes. Each party will be responsible for (i) any personal property taxes on property it owns or leases, and (ii) taxes based on its net income or gross receipts.

(b)	Sales, Use and Other Taxes.

(1)	SitusAMC will be responsible for any applicable taxes and duties on the goods or services it purchases or consumes or uses in providing the Deliverables.

(2)

Unless Company provides SitusAMC with a valid and applicable exemption certificate, within a commercially reasonable time, Company will reimburse SitusAMC for taxes (excluding value added tax or analogous taxes addressed below) or duties that SitusAMC is required to collect from Company and which are assessed on the purchase, license and/or supply of Deliverables and for which SitusAMC invoices Company before the expiration of the later of the applicable Company’s or SitusAMC’s statutory period for assessment of deficiencies as long as the parties comply with the notification requirements in subsection (h) below); provided however, Company and SitusAMC will each bear sole responsibility for all taxes, assessments and other real property related levies on its owned or leased real property, personal property (including software), franchise and privilege taxes on its business, taxes based on its net income or gross receipts and all payroll and employment taxes relating to their own personnel. Company will not be responsible for any penalties related to the tax obligations of SitusAMC unless: (i) the penalties accrue solely based on the actions or inactions of Company and (ii) Company had received reasonable prior written notice from SitusAMC that the actions or inactions of Company are the sole basis. SitusAMC will be responsible for remitting applicable taxes. If Company pays any tax to SitusAMC and if it is later held that that tax was not due, SitusAMC will credit that amount to Company, together with any related interest paid by the applicable taxing authority.

(3)

When services are specifically identified in a Schedule as being subject to value-added taxes, SitusAMC will be responsible for levying those taxes on the provision of the services and Company will be responsible for paying them. When a Schedule involves the delivery of goods to a Company location in a country which imposes a value-added tax or analogous tax, unless Company specifically accepts in the Schedule responsibility for self-assessing that tax on the supply of the goods, SitusAMC will be responsible for levying those taxes on the provision of the goods and Company will be responsible for paying those taxes. Amounts due under this subsection (3) are in addition to the consideration payable subject to notification requirements on audit in subsection (8) below. If Company pays SitusAMC an amount as value-added or analogous tax and if it is later held that the tax was not due, SitusAMC will credit that amount to Company, together with any related interest paid by the applicable taxing authority.

(4)

Any additional taxes assessed on SitusAMC’s provision of goods or services resulting from SitusAMC’s change in location originally contemplated pursuant to the Schedule or which results from the relocation or redirection of the delivery (including temporary storage) of goods or services, either of which is made solely for SitusAMC’s convenience, will be paid by SitusAMC.

(5)

Company may deduct withholding taxes, if any, from payments to SitusAMC where required under applicable Law and will provide to SitusAMC documentation required to be provided to SitusAMC under applicable Law. Company will, promptly after SitusAMC’s written request, provide SitusAMC with appropriate receipts for taxes so withheld to the extent that Company has received those receipts from the applicable taxing authority.

(6)

Company and SitusAMC will cooperate to segregate charges and fees into taxable and nontaxable categories. If applicable Law requires that taxable and nontaxable items be separated on the SitusAMC’s invoice, to support the taxable and nontaxable classification, SitusAMC will so separately state the portion of the goods or services and associated charges and fees which are (i) subject to sales, use, value-added or excise taxes; and (ii) not subject to any sales, use, value-added or excise taxes. SitusAMC’s invoice will state the total amount of sales, use, value-added or excise taxes applicable to the transaction that SitusAMC is collecting from Company.

(7)

If applicable, for all goods or services delivered, installed and/or performed, as the case maybe, at certain Company locations described in the letter from the New York City Industrial Development Agency (“IDA”), as may be amended and restated, known as the Letter Of Authorization For Sales Tax Exemption (located at https://www.jpmorganchase.com/corporate/About-Company/ab-personnel-policies.htm and available from Company upon request. Company will be deemed to have ordered the goods or services in its own name as agent for the IDA for the purposes of qualifying for exemption from New York State and New York City sales and use taxes.

(8)

Company and SitusAMC will reasonably cooperate to more accurately determine each party’s tax liability for transaction taxes incurred as a result of this Agreement. Company and SitusAMC will provide and make available to the other party any certificates or information reasonably requested by the other party. If SitusAMC comes under audit by any taxing authorities and an audit issue arises that would create liability for Company in connection with this Agreement, then SitusAMC will promptly notify Company of the audit issues to allow Company to assist in challenging the potential assessment. If SitusAMC fails to provide that notice, to the extent such failure to provide notice materially prejudices Company, SitusAMC forfeits its ability to collect from Company any tax audit assessment. If either party is assessed a deficiency for taxes that are the responsibility of the either party pursuant to this Agreement, the assessed party will use reasonable efforts to notify the responsible party of the assessment. If either party requests the other party to challenge the imposition of any tax, the request will not be unreasonably denied, provided that the requesting party will be responsible for all related fines, penalties, interest, additions to taxes or similar liabilities imposed plus any related legal fees and other expenses. Each party will be entitled to any tax refunds or rebates granted, including any related interest paid, to the extent the refunds or rebates are of taxes that were paid by it.

(9)

For the purposes of value-added tax and analogous taxes in subsections (3) and (4) above, the term “goods” will mean tangible movable property provided by SitusAMC to Company, legal title to which passes from SitusAMC to Company, and the term “services” includes goods provided by SitusAMC to Company without title passing to Company.

15.

COMPLIANCE WITH ANTI-MONEY LAUNDERING. Company and SitusAMC each represent that its operations have been conducted at all times in compliance with the U.S. Bank Secrecy Act (31 U.S.C. §§ 5311, et seq.) and its implementing regulations, including money laundering requirements of applicable governmental authorities and related or similar rules, regulations, or guidelines issued, administered, or enforced by any governmental authority (collectively, the “Money Laundering Laws”) and no action, suit, or proceeding by or before any court or governmental authority or any arbitrator involving Company or SitusAMC, respectively, with respect to the Money Laundering Laws is pending or, to the best its knowledge, threatened.

16.

SURVIVAL. The following Sections and subsections will survive the termination of this Agreement: Sections 3, 6, 7, 8, 9, 10, and 11 and subsections 13(c) and 17, and any other provisions of this Agreement that by reasonable interpretation are intended by the parties to survive the termination or expiration of this Agreement.

17.	GENERAL TERMS.

(a)

Entire Agreement. This Agreement, including all Exhibits, is the entire agreement between the parties with respect to its subject matter and supersedes all prior and contemporaneous agreements, understandings and arrangements, whether oral or written, relating to that subject matter. The titles and headings are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement. The terms or conditions of any purchase order or other document submitted by Company that contains terms that are different from, in conflict with or in addition to the terms of this Agreement are rejected by SitusAMC and will be void and of no effect.

(b)	Amendment. This Agreement, including the scope of services and fees, may be amended or supplemented only by a writing that refers to this Agreement and that is signed by both parties.

(c)

Waiver. No failure or delay by either party in exercising any right under this Agreement will constitute a waiver of that right. All waivers must be in writing and signed by the party granting the waiver. The waiver by a party of any of its rights or remedies in a particular instance will not operate as a waiver of any subsequent event or breach by the other party.

(d)

Severability. If any provision of this Agreement is deemed invalid, illegal or unenforceable, that provision will be restated so that it is enforceable to the maximum extent permissible under law and is consistent with the original intent and economic terms of the invalid provision. The remainder of this Agreement will remain valid and enforceable in accordance with its terms.

(e)

Force Majeure. Neither party will be liable for or will be considered to be in breach of this Agreement due to a delay or failure to perform as required by this Agreement as a result of any cause or event that is beyond such party’s reasonable control (a “Force Majeure Event”). Force Majeure Events include, without limitation, acts of God, strikes, lockouts, riots, acts of war, terrorist acts, earthquake, hurricane, pandemics, epidemics, fire, and explosions; however, the inability of a party to meet its financial obligations is not a Force Majeure Event. If any Force Majeure Event occurs, the affected party will give prompt written notice to the other party and will use commercially reasonable efforts to minimize the impact of the event. Dates by which performance obligations are scheduled to be met will be extended for a period equal to the time lost due to any delay caused by a Force Majeure Event.

(f)

Assignment. Neither party may transfer or assign any of its rights or delegate any of its obligations under this Agreement, in whole or in part and including any transfers by operation of law, without the prior written consent of the other party. However, either party may transfer or assign this Agreement in its entirety without the consent of the other party to an Affiliate or in connection with a merger, acquisition, and corporate reorganization, sale of all or substantially all of its assets or a similar transaction, where the transferring party has provided advance notice to the other party along with evidence that the new counter-party has provided its written agreement to be bound by the terms hereof. Any attempted assignment or transfer in violation of this Section will be null and void. This Agreement will be binding on and inure to the benefit of the parties and their respective permitted successors and assigns.

(g)

Independent Contractor; No Fiduciary Relationship, etc. Company acknowledges and agrees that SitusAMC is engaged solely as an independent contractor and solely to provide the services described herein and, without limitation, is not acting as an agent or fiduciary of Company or any of their partners, affiliates or creditors or any other person in connection with any activity. SitusAMC hereby expressly disclaims any agency or fiduciary or similar obligations and Company hereby confirms their understanding and agreement to that effect. The Company, on behalf of itself and its respective partners and Affiliates, hereby waives and releases any claims based on an assertion of any such agency or fiduciary relationship, including, without limitation, any claims against SitusAMC with respect to any breach or alleged breach of any fiduciary or similar duty in connection with a transaction contemplated by the Services or any matters leading up to such transaction.

(h)

Non-Exclusive. This Agreement is non-exclusive. SitusAMC may, in its sole discretion, enter into arrangements with third parties to perform services that are identical or similar to the Services contemplated by this Agreement.

(i)	No Third-Party Beneficiaries. Nothing in this Agreement is intended to confer upon any person, other than the parties to this Agreement, any rights, benefits or remedies under this Agreement.

(j)	[Intentionally omitted].

(k)

Governing Law. All matters arising out of or relating to this Agreement will be governed by and construed under the laws of the State of New York, without regard to its conflicts of laws rules. The parties agree that the United Nations Convention on Contracts for the International Sale of Goods does not apply to this Agreement.

(l)

Attorney’s Fees. If any claim, legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement or because of a dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that claim, action or proceeding, in addition to any other relief to which such party may be entitled.

(m)	Waiver of Jury Trial. EACH PARTY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(n)

Cumulative Remedies. Except as otherwise specifically stated in this Agreement, the remedies provided in this Agreement are in addition to, and not exclusive of, any other remedies available to a party at law or in equity.

(o)

Notices. All notices, consents, requests, instructions, approvals and other communications provided for in this Agreement must be in writing and will be considered delivered and effective upon receipt (or when delivery is refused) when: (a) personally delivered; (b) sent by registered or certified mail (postage prepaid, return receipt requested); (c) sent by nationally-recognized private carrier (with signature required and all fees prepaid); or (d) sent by email with confirmation of transmission. Notices will be addressed to the addresses set forth below; either party may change the address where it receives notices by giving notice to the other party as provided in this Section:

To Company:

J.P. Morgan Real Estate Income Trust, Inc.

277 Park Avenue, 9th Floor

New York NY 10172

Attn: Ruchi Pathela, Head of JPMAM

Global Alternatives Valuations

ruchi.pathela@jpmorgan.com

With a copy to:

Rosemarie A. Thurston

Alston & Bird LLP

1201 W. Peachtree Street

Atlanta, GA 30309

rosemarie.thurston@alston.com

To SitusAMC:

1075 Jordan Creek Pkwy, Suite 240

West Des Moines, IA 50266

Attn: Brian Velky, Managing Director

And copy to:

150 E. 52nd St., Suite 4002

New York, NY 10022

Attn: General Counsel

legal@situsamc.com

(p)

Counterparties; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and together will be considered one and the same Agreement. This Agreement may be signed by facsimile, digital or other electronic signature and such signatures will have the same force and effect of a manually-signed original and will be binding on the parties.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Valuation Services Agreement as of the date set forth above.

SITUSAMC REAL ESTATE VALUATION SERVICES, LLC		J.P. MORGAN REAL ESTATE INCOME TRUST, INC.

By:	/s/ Adriana Boudreaux	By:	/s/ Christian Porwoll
Name: Adriana Boudreaux		Name: Christian Porwoll
Title: Deputy General Counsel		Title: Secretary

EXHIBIT A

DEFINITIONS

“Affiliate” means any legal entity controlling, controlled by or under common control with the party, where “control,” “controlling” and “controlled,” as used in this definition, means (a) the ownership of at least fifty percent (50%) of the equity, voting or other beneficial interests of the entity; (b) the right to vote for or appoint a majority of the board of directors or other governing body of the entity; or (c) the power to direct or cause the direction of the management and policies of such party by any means.

“Applicable Law” means all applicable federal, state and local laws, statutes, regulations, ordinances, and requirements of any governmental agency, board, commission, instrumentality or other governmental office, applicable to Company, SitusAMC, or the Deliverables, including but not limited to Data Protection Laws and the regulations promulgated thereunder.

“Company Data” means any data, information or material that (a) is owned, licensed, leased or developed by or on behalf of Company, and/or is (b) provided to or gathered by or collected by SitusAMC, whether provided to SitusAMC by Company or provided by a third party to SitusAMC, in connection with SitusAMC’s provision of Services to Company, and all data, information, or material that is derived therefrom. For the avoidance of doubt, Company Data includes all Customer Information and Data.

“Claim” means a claim, demand, suit or proceeding.

“Confidential Information” means any non-public, confidential or proprietary information of Discloser, whether oral, written or in electronic form, that is marked as confidential or with a comparable legend, is identified as confidential at the time of disclosure or that the Recipient knew, or should have reasonably known under the circumstances, is confidential.

“Customer Information” means personally identifiable information that identifies, relates to, describes or is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular consumer or household, and includes specific elements of “personal information” as defined in Data Protection Laws, including but not limited to social security numbers, financial information, bank account information, tax returns, credit card numbers, or any other financial information, medical information, or educational information.

“Damages” has the meaning set forth in subsection 10(a) of this Agreement.

“Data Protection Law(s)” means all Applicable Laws governing data security and data privacy applicable to all data that is exchanged in the course of performance of Services or receipt of such Services under this Agreement, including but not limited to state breach notification laws, Title V of the Gramm-Leach-Bliley Act (GLBA), California Consumer Privacy Act of 2018 (CCPA), Fair Credit Reporting Act (FCRA), Health Insurance Portability and Accountability Act of 1996 (HIPPA), and the EU General Data Protection Regulation (EU) 2016/679 (GDPR).

“Deliverable” or “Report” means an appraisal report, analytics report, valuation report, opinion or other work product prepared or provided by SitusAMC (or its Affiliates) in the performance of the Services to Company (or Company’s Affiliates).

“Developed Intellectual Property” means all data gathered by SitusAMC (except Company Data), all Intellectual Property created, developed, conceived or originated by SitusAMC, in each case in the performance of the Services under this Agreement. For clarity, Developed Intellectual Property includes (without limitation) all Deliverable(s) and Report(s). All references to Developed Intellectual Property include any and all improvements, enhancements, or modifications thereto.

“Discloser” has the meaning set forth in subsection 7(a) of this Agreement.

“Effective Date” has the meaning set forth in the first paragraph on page 1 of this Agreement.

“Feedback” has the meaning set forth in subsection 6(f) of this Agreement.

“Fees” has the meaning set forth in subsection 4(a) of this Agreement.

“Force Majeure Event” has the meaning set forth in subsection 17(e) of this Agreement.

“Indemnitee” has the meaning set forth in subsection 10(c) of this Agreement.

“Indemnitor” has the meaning set forth in subsection 10(c) of this Agreement.

“Intellectual Property” means all past, present, and future trade secret rights, patent rights, copyrights, moral rights, contract rights, trademark rights, service marks, and other proprietary rights in any jurisdiction, including those rights in inventions, software, domain names, know-how, technology, methods, processes, information, and technology.

“Money Laundering Laws” has the meaning set forth in Section 15.

“Pre-existing Intellectual Property” means all data gathered by SitusAMC, SitusAMC Software and all Intellectual Property created, developed, conceived or originated by SitusAMC, in each case prior to the Effective Date or other than in connection with the performance of the Services under this Agreement. For clarity, Pre-existing Intellectual Property does not include (a) any “Developed Deliverables” (as such term is used in the Master Agreement between SitusAMC and JPMorgan Chase Bank, National Association dated August 15, 2018, as amended), or (b) any Developed Intellectual Property, or any right, title or interest in or to any of the foregoing.

“Recipient” has the meaning set forth in subsection 7(a) of this Agreement.

“Representatives” means a party’s respective directors, officers, employees, agents, advisors and Affiliates and their respective directors, officers, members, employees, agents, and advisors.

“SitusAMC Software” means any software and systems, including all Intellectual Property contained therein, used in connection with the performance of the Services that was developed by SitusAMC or an affiliate previously, during or after completion of the Services under this Agreement, and any improvements, modifications, derivative works, or updates made by SitusAMC, an affiliate or by any third party working on behalf of SitusAMC.

“Taxes” has the meaning set forth in subsection 14(b) of this Agreement.

“Term” means the term of this Agreement, as set forth in subsection 13(a).

“Third Party Data” means data or other information provided to SitusAMC by an unaffiliated third party and used by SitusAMC to perform the Services.

EXHIBIT B

ASSUMPTIONS AND LIMITING CONDITIONS

Each Report has been based on, and is subject to, the following general assumptions and limiting conditions:

1. The analyses, opinions and conclusions expressed within the Report are as of the effective date stated therein. Subsequent changes in the physical, financial and economic/external factors may significantly affect the stated results.

2. Unless as may be otherwise stated in the Agreement, the professional valuer(s) shall not be required to provide testimony in any court or administrative proceeding relating to the Report.

3. SitusAMC assumes that each user of this Report is well-versed in real estate and is a sophisticated and knowledgeable business person.

4. SitusAMC does not assume any responsibility for the legal description provided for each subject property or for matters pertaining to legal or title considerations. Titles to the properties are assumed to be good and marketable unless otherwise stated. It is assumed that the use of the land and improvements are confined within the boundaries or property lines of the properties described, and that there are no encroachments or trespassing unless noted in the Report. The Report does not constitute a survey of the property analyzed.

5. SitusAMC assumes that there is responsible ownership of the properties and that competent property management is being used to manage the properties.

6. SitusAMC assumes that all statements of fact provided by Company and any third party and used by SitusAMC as the basis of it analyses or in forming its opinions and conclusions are true and correct in all material respects. SitusAMC does not make any representation or warranty, express or implied, as to the accuracy or completeness of the information or the condition of the property furnished to SitusAMC by Company or any third party.

7. SitusAMC will have no responsibility for legal matters, including zoning, or questions of survey or title, soil or subsoil conditions, engineering or other similar technical matters. All engineering studies, if provided, are assumed to be correct. The plot plans and illustrative material in the Report are included only to help the reader visualize the property.

8. SitusAMC assumes that there are no hidden or unapparent conditions of the properties, subsoil or structures that render it more or less valuable. No responsibility is assumed for detecting such conditions or for obtaining the engineering or environmental studies that may be required to discover them.

9. SitusAMC assumes that the properties are in full compliance with all applicable federal, state and local environmental regulations and laws, unless the appraiser has been informed of such lack of compliance and it is stated, described and considered in the Report. SitusAMC assumes that all required licenses, certificates of occupancy, consents and other legislative or administrative authority from any local, state or national government or private entity or organization have been or can be obtained or renewed for any use on which the conclusions contained in the Report is based.

10. SitusAMC assumes that the properties conform to all applicable zoning and use regulations and restrictions unless nonconformity has been disclosed to SitusAMC in writing and identified, described and considered in the Report.

11. Unless otherwise stated in the Report, SitusAMC does not consider the possible existence of asbestos, urea-formaldehyde foam insulation, PCB transformer or other toxic, hazardous, or contaminated substances and/or underground storage tanks (collectively “Hazardous Materials”) on or affecting the property, or the cost or encapsulation or removal thereof. SitusAMC is not qualified to detect Hazardous Materials and, unless otherwise stated in the Report, SitusAMC has not been informed of any major or significant deferred maintenance of the property that would require the expertise of a professional cost estimator or contractor. If such repairs are needed, the estimates are prepared by others. The conclusions are predicated on the assumption that there is no such material on or in the property that would cause a loss in value. No responsibility is assumed for such conditions or for any expertise or engineering knowledge required to discover them. Company is urged to retain an expert in this field, if such expertise is desired.

12. SitusAMC’s personnel are not engineers, professional building contractors or environmental consultants. Such additional expertise is not covered in the Report, and Company agrees that, if such additional expertise is required, it will be provided by others at the direction and discretion of Company. SitusAMC makes no warranties by references to physical property characteristics in terms of quality, condition, cost, suitability, soil conditions, flood risk, obsolescence, etc., and no liability is assumed by SitusAMC for any engineering-related issues.

13. Cash flow projections are based on the information and assumptions contained within the Report. The achievement of the financial projections will be affected by fluctuating economic conditions and is dependent upon other future occurrences that cannot be assured. Actual results may vary. SitusAMC does not warrant that these forecasts will occur. Projections may be affected by circumstances beyond the current realm of knowledge or control of SitusAMC. SitusAMC is not trying to forecast the future, but rather are attempting to replicate techniques utilized by market participants.

14. The Americans with Disabilities Act (ADA) became effective January 26, 1992. SitusAMC does not make a specific compliance survey and analysis of the properties to determine whether or not they are in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the properties, together with a detailed analysis of the requirements for the ADA, could reveal that the properties are not in compliance with one or more of the requirements of the ADA. If so, this fact could have a negative effect upon the value of the property. SitusAMC assumes full compliance with the requirements of the ADA in estimating the value of the properties.

EXHIBIT C

VALUATION SERVICES

SitusAMC shall perform the services set forth below in accordance with the Company’s valuation guidelines adopted by the Company’s board of directors (the “Board”), as amended from time to time (the “Valuation Guidelines”):

General Description. Perform appraisals and valuations for each of the Properties on a staggered basis such that (i) the timing of the appraisals will be approximately evenly distributed throughout each quarter and each year and (ii) each Property will be appraised at least once per calendar quarter. Each Property will be appraised by an independent third-party appraisal firm other than SitusAMC at least annually. SitusAMC performs the appraisal for each Property that is not subject to such an independent third-party appraisal during any given fiscal quarter for each of the other three fiscal quarters. Appraisals will be delivered to the external advisor to the Company, or any replacement advisor (the “Adviser”), promptly after such appraisal becomes available. All appraisals will be performed in accordance with the Code of Ethics & Standards of Professional Practice of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice (“USPAP”) of the Appraisal Foundation. Each appraisal report will be reviewed, approved and signed by a member of the Appraisal Institute with the professional designation of Member of the Appraisal Institute (“MAI”). The professional staff members assigned to this engagement must be appropriately qualified to perform the work, and their work must be reviewed by other qualified MAIs. Upon conclusion of the appraisal, SitusAMC or the independent third-party appraisal firm will prepare a written report with an estimated fair market value of the Property. Any appraisal provided by a firm other than SitusAMC is performed in accordance with the Valuation Guidelines and is not considered in the Adviser’s valuation of the applicable Property until SitusAMC has confirmed the reasonableness of such appraisal. No third-party appraisal firm may value the same Property for more than three consecutive years unless the Adviser approves an exception.

Scope of Services.

1. The Adviser will work with SitusAMC to supervise the appraisal process, solicit and review competitive bids and select appraisal firms, and agree on the scope of the appraisal with the selected appraisers. Any appraisal firm other than SitusAMC must meet certain defined characteristics and requirements established by the Adviser, including credentials, geographic and sector expertise, lack of conflicts of interest, and overall competence. The final selection of third-party appraisal firms is at the discretion of the Adviser.

2. SitusAMC will supervise the preparation of appraisals of the Properties, including by independent third-party valuation firms. Any appraisal provided by a firm other than SitusAMC must be performed in accordance with the Valuation Guidelines, the Code of Ethics & Standards of Professional Practice of the Appraisal Institute and the USPAP and reviewed, approved and signed by a qualified MAI, and the reasonableness of each such appraisal must be reviewed and approved by SitusAMC.

3. Independently assemble and maintain Argus, Excel or other models to ensure that Property specific information provided by the Company is accurately reflected in the appraisal.

4. Deliver the following items to the Company within an agreed upon time frame:

a.	Draft and final appraisal reports for each Property;

b.	Final cash flow models developed by SitusAMC;

c.

Portfolio-level analytics report detailing key information used to determine property values, including the following for each Property: property name, property type, property location, square feet owned, current value conclusion, previous market appraisal value, discount rate, cap rates, cash-on-cash yields, occupancy, rent per square foot owned, market rent, market rent growth and any other pertinent statistics;

d.	Explanation of current value conclusions compared to previous appraisal values;

e.	Explanations of outlying property conclusions compared to similar properties in the Company’s portfolio or the general market; and

f.	Performance benchmarking report comparing the Properties to other properties in SitusAMC’s database, which should include the key appraisal assumptions used to determine value as listed above.

5. If, in the opinion of the Adviser, an event becomes known to the Adviser (including through communication with SitusAMC) that is likely to have any material impact on previously provided estimated values of the affected Properties, SitusAMC will adjust the valuation of such Properties, subject to the review and confirmation for reasonableness of the Adviser. If deemed appropriate by the Adviser or SitusAMC, any necessary adjustment will be determined as soon as practicable.

6. Deliver draft, final and interim appraisal reports, as applicable, of each Property to pursuant to the Company’s instructions and within an agreed upon time frame.

7. SitusAMC will review all property values for reasonableness and provide approval of the values via a consent of SitusAMC filed by Company with the SEC filing on a monthly basis.

8. With respect to the valuation of the Properties, provide the Board with periodic valuation reports in connection with regularly scheduled Board meetings, or at such other times as may be requested by the Board.

9. Monitor, together with the Adviser, overall market conditions and communicate conditions SitusAMC believes could materially impact any of the Company’s appraisal values.

10. Meet with the Board at least once per year, or more frequently as requested by the Board, to review the Valuation Guidelines and discuss the services provided by SitusAMC to the Company.

EXHIBIT D

VALUATION SERVICE FEES & TERM

Professional Fees & Start Date. This Agreement has an effective start date of January 1, 2022 (1st Quarter 2022) and shall extend through August 14, 2026 (“Initial Term”). Thereafter, this Agreement shall auto-renew in one-year increments and, except as set forth herein, the fees shall increase by [ ]% each renewal year. SitusAMC’s professional annual fees for the Initial Term shall be as follows:

SitusAMC Appraisal Management Fees—JPMREIT
	Third-Party Management & Review		Restricted Quarterly Updates		Internal Valuation Reviews
Property Type/Classification	Quarterly Fee (Per Asset)	Add-on (Per Property)	Quarterly Fee (Per Asset)	Add-on (Per Property)	Quarterly Fee (Per Asset)	Add-on (Per Property)
Retail	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]
Retail – Mall	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]
Office	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]
Multifamily > $100M	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]
Multifamily < $100M	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]
Multifamily > $75M (I&G only)	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]
Multifamily < $75M (I&G only)	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]
Industrial (Same Market)	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]
Industrial (Different Markets)	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]
Land	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]
Single Family Residences	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]
Mixed-Use	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]
Entity-Level (Asset Level Scope)	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]
Entity-Level (Investment Level Scope	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]

For disposition Valuation Memos completed by JPMAM, the quarterly fee (per asset is $[ ] with a $[ ] add-on fee (per property).

•

The appraisal management and development valuation fees noted above are subject to a [ ]% increase in Calendar Year 2, [ ]% increase in Calendar Year 3, and [ ]% annual increase in Calendar Years 4 and 5.

•	The disposition valuation memo fees noted above are subject to a [ ]% annual increase.

Only to the extent pre-approved by Company in writing, will Company pay travel and communications expenses (for which SitusAMC can provide receipts) incurred by SitusAMC to perform services under this Agreement. Company will pay those expenses only to the extent they are reasonable, documented actual amounts (meaning without mark-up or administrative fee), and only if incurred in accordance with the JPMorgan Chase Supplier Travel Policy (located at https://www.jpmorganchase.com/corporate/About-JPMC/ab-personnel-policies.htm). Notwithstanding the foregoing, it is understood and agreed that SitusAMC will not seek reimbursement for expenses incurred by SitusAMC’s personnel to travel to Company’s offices once per quarter in connection with quarterly reviews. To the extent SitusAMC pays any third party appraisers who have performed services for the benefit of Company in connection with the Services, Company will reimburse SitusAMC for such costs and expenses

EXHIBIT E

PURCHASE PRICE ALLOCATION SERVICES

In addition to the Valuation Services defined in this agreement, SitusAMC shall perform Purchase Price Allocation (PPA) services at the Adviser’s request subject to the scope and fees summarized below. These services will not impact the independence of the valuation services provided by SitusAMC.

Report Type: The Services will be documented in a restricted appraisal report (the “Report”), which will be developed and prepared in conformity with the appraisal report guidelines established by USPAP and in accordance with the requirements of the Code of Professional Ethics of the Appraisal Institute. Client agrees and understands that the Report will be subject to SitusAMC’s standard Assumptions and Limiting Conditions, which will be incorporated into the appraisal.

Purpose and Intended Use: The Services and SitusAMC’s Reports are for the sole use and benefit of the Client’s internal use to assist it in meeting its financial reporting requirements in accordance with SitusAMC’s understanding and interpretation of Accounting Standards Codification (“ASC”) 805, Business Combinations. SitusAMC will estimate the Fair Value of identifiable assets and liabilities related to the Property. The Services and SitusAMC’s Deliverable shall remain confidential. Client agrees that it will only share the Deliverable arising out of SitusAMC’s provision of the Services with its directors, officers, or employees who have a need to review the Deliverables in connection with their activities related to the Property (collectively, the “Client Representatives”), and its applicable legal and regulatory authorities and auditors, and that it will not use and will instruct Client Representatives in writing that the Deliverable is confidential and not to use any such SitusAMC work product for purposes other than in connection with their activities relating to the Property.

The Report is to be used in whole and not in part. No part of the Report shall be used in conjunction with any other analysis. Except as otherwise stated herein, the Report may not be used by any person other than the parties to whom it is addressed or for purposes other than that for which it was prepared. No part of the Report shall be conveyed to the public through advertising, or used in any sales, promotion, offering or SEC material without SitusAMC’s prior written consent, to be granted at its discretion.

In providing any consent SitusAMC will note that an appraisal: (1) is an estimate of value as of a point in time, (2) is not a guarantee of financial results, (3) is not a due diligence document beyond the estimate of value and (4) is subject to all the terms and conditions of this Agreement. No matter the care exercised, the results achieved in an actual transaction may be different than the appraisal results, as the appraisal is an estimate of value. Any opinion of value is inherently subjective and the results speculative, as they are based on information available at the time the value opinion was being prepared, and are influenced by matters relating to operations, projections of the future, as well as the appraisers’ interpretation of the market. As such, relying on an appraisal is subject to risks and uncertainties. The reader and user must rely on their own due diligence and analysis of the subject property in evaluating the overall security transaction, and not rely on the appraisal for their final decision making. In addition, the reader and user is/are encouraged to refer to the definition of Fair Value in the Report.

Type and Premise of Value: ASC 820 defines the Fair Value as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date”. The notion of “exit price” is fair value rather than the “entry price” that would be paid to acquire the asset.

Scope of Services: The scope of SitusAMC’s appraisal process will include the following:

EXHIBIT F

PURCHASE PRICE ALLOCATION SERVICES FEES

SitusAMC Fees

Purchase Price Allocations

Property Type	Single Property Fee	Additional Per Property Fee (up to 5 Properties) [1]	Additional Per-Property Fees (above 5 Properties)[2]
Multifamily	$[ ]	$[ ]	$[ ]
Retail/Office	$[ ]	$[ ]	$[ ]
Industrial	$[ ]	$[ ]	$[ ]
Alternatives[2]	$[ ]	$[ ]	$[ ]
Assumed Debt[3]	$[ ]	$[ ]	$[ ]
Argus Fee (if not provided)[4]	$[ ]	$[ ]	$[ ]

[1]	Assumes synergy between properties; i.e., geography, master lease, etc.
[2]	Base and additional fees and dependent on asset class/complexity
[3]	Additional fee
[4]	Additional fees; dependent on property/portfolio complexity